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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 26, 2000 relating to the consolidated financial statements, which appears in Inktomi Corporation's Annual Report on Form 10-K for the year ended September 30, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated October 26, 2000, except as to the pooling of interests with FastForward Networks, Inc. which is as of October 30, 2000, relating to the supplementary consolidated financial statements, which appears in the Current Report on Form 8-K/A for the year ended September 30, 2000.




San Jose, California
August 10, 2001